Exhibit 16.1


February 22, 2006



U.S. Securities and Exchange Commission
100 F Street, NE
Washington, D.C. 20549


Ladies and Gentlemen:

We have read the statements of AccuPoll Holding Corp. included in response to Items 4.01 and 4.02 of its Form 8-K dated February 20, 2006. We are not in a position to agree or disagree with the last sentence of the first paragraph of
Item 4.01; we agree with the other statements of AccuPoll Holding Corp. referenced above.


Very truly yours,

/s/ Squar, Milner, Reehl & Williamson, LLP